Exhibit 99.1

Lawson Products Announces Board Appointment

CHICAGO – February 17, 2021 - Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the “Company”), a distributor of products and services to the MRO marketplace, today announced that Ms. Bianca Martinez Rhodes has been elected to the Company’s Board of Directors. This appointment increases the size of the Board to eight members.

Rhodes, 62, has served as the President and Chief Executive Officer of Knight Aerospace Medical Systems, LLC, a global leader in custom air medical transport products, since 2014. Prior to that time, she founded CrossRhodes Consulting where she advised private enterprises on financial and operating issues helping them to raise capital and structure buyouts while also managing a family real estate business.

Ms. Rhodes began her career as a commercial banker with the National Bank of Commerce in San Antonio and later joined TexCom Management Services, a computer leasing company. At TexCom she was instrumental in the sale of the company to Intelogic Trace (NYSE:IT) where she became the CFO. Additionally, she has served as CFO of Kinetics Concepts Inc. (NASDAQ:KNCI), a global corporation that produces medical technology for wounds and wound healing. During her tenure there, she engineered a successful turnaround, significantly increasing the company’s value, prior to going private.

“It is with great pleasure that we welcome Bianca to the Board,” commented J. Bryan King, Chairman of the Board of Directors. “Her strong financial knowledge and operational experience will be very beneficial as we continue to execute on our strategic growth objectives.”

Ms. Rhodes is a 1981 graduate of the McCombs School of Business at the University of Texas and received a BBA in Finance. She serves on a number of charitable boards in San Antonio and is also a member of the Board of Directors of Dura Software.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com/ or https://www.kent-automotive.com/.

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Contact

Investor Relations:

Lawson Products, Inc.

Ronald J. Knutson

Executive Vice President, Chief Financial Officer

773-304-5665

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